August 23, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Commissioners:

We have read the statements made by MMA Praxis
Mutual Funds, which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Funds' Form N-SAR filing dated August 23, 2001. We agree with the statements concerning our Firm in 2002. such Form N-SAR.



Very truly yours,



PricewaterhouseCoopers LLP

National SEC Services Concurrence

The information requested below must be provided to a designated SEC Services Partner. The currently designated consulting partners are Jay Hartig and Rick Muir. (See below for designated partners for entities registered under the Investment Company Act of 1940.)

As certain provisions of S-K Item 304 are not clear and may require interpretation on the type and extent of disclosure necessary, the letter required by Form 8-K should not be released to a former client or his counsel, even in draft form, until approved by a designated SEC Services Partner. To expedite the approval process, and to properly consider the Firm's response letter, the following information should be forwarded to one of the currently designated consulting partners:

a.	A copy of the registrant's draft or filed Form 8-K.

b. The draft of the Firm's letter to be attached to the registrant's
c.  Form 8-K (see below).
d. A brief note indicating (i) the reason for termination of the relationship, (ii) what matters, if any, were considered as possible disagreements or reportable events (if none, so indicate), (iii) information on any consultations with Accounting Consulting
Services, SEC Services or Assurance Policy, or the applicable industry specialists during the registrant's two most recent fiscal years and any subsequent interim period preceding the change regarding significant accounting, reporting or auditing issues
(if none, so indicate; otherwise indicate names of individuals you consulted with and topics discussed), and (iv) information on any consultations with Risk Management or the Office of General Counsel.

e. Excerpts of Audit Committee reports or related documents that describe any material weaknesses in internal accounting controls and/or other reportable conditions as defined by SAS
No. 60 (AU 325).

The SECPS-required notification letter to be sent to the former client
 (with a copy to the Chief Accountant of the SEC) discussed in the preceding section does not require the prior advance approval of SEC Services. However, a copy of the SECPS-required letter should be included with the above requested information.

The responsibility of filing a Form 8-K is that of the former client.
 If we deliver to the former client a letter responsive to the Form 8-K furnished us, our responsibility has been discharged. We understand that we have no responsibility to mail a copy to the SEC or otherwise independently determine that a proper filing was made. However, we should obtain an executed copy of the final Form
 8-K for our files to ensure that no differences exist between the document used for discussion purposes and the final document.

Letters to the SEC for Inclusion with Form 8-K

Letters submitted to a registrant for attachment as an exhibit to its Form 8-K (or alternatively filed by amendment to the Form 8-K within 10 business days) must be addressed to the SEC. All such letters must be approved by a designated
SEC Services Partner before a draft is released to the former client or its counsel.

Illustrative letters appropriate for the following types of situations are included in PwC US Template Manager:

We agree with the statements in the company's report (i.e., where no disagreements or reportable events exist, or where such disagreements or reportable events are adequately described). The company reports no disagreements, and we conclude there were reportable disagreements.
The company reports certain disagreements, and we conclude there were additional reportable disagreements.
The company reports no reportable events, and we conclude there were reportable events other than disagreements.
The company reports certain reportable events other than
 disagreements, and we conclude there were additional reportable events other than disagreements.

Letters issued should conform as closely as practicable to the illustrations.
 If both disagreements and reportable events are present and we do not agree with the company's report in some manner, the letters should be modified accordingly.

Application to Entities Registered under the Investment
Company Act of 1940

In the case of companies registered under the Investment Company
Act of 1940, there is no equivalent to the Form 8-K and, therefore, these companies would report the termination of an auditor relationship in the applicable periodic report, for example the semiannual report on
 Form N-SAR, on its statutory due date, and make appropriate modifications to the terminology of the 8-K letter discussed above (as noted in the related templates) to correspond to the location in the applicable form where reported. However, the SECPS-required notification letter due date and reporting guidance described in the preceding section still applies when the client-auditor relationship is terminated with a 1940
Act company and the letter should be issued timely (i.e., within five business days) to the company and the SEC.

Clearance of the accountants' letter to accompany the former client's
 Form N-SAR should be obtained from Arthur Tollefson in the ABAS Investment Management technical group. In his absence, Richard
Grueter or Anthony Evangelista may be contacted. The same information listed above under "National SEC Services Concurrence" should be supplied to the designated Investment Management reviewer. The
SECPS-required notification letter to be sent to the former client (with a copy to the Chief Accountant of the SEC) discussed in the preceding section does not require the prior advance approval of the Investment Management reviewer. However, a copy of the SECPS-required notification letter should be included with the requested information.

Application to Brokers and Dealers

Brokers and dealers that are public companies are subject to the same requirements applicable to other SEC registrants, including the SECPS-required notification letter and the filing of Form 8-K to report a change in accountants. However, brokers and dealers registered only because of Section 15(a) of the Securities Exchange Act of 1934 are not subject to these requirements.

In addition, all brokers and dealers are required by Rule 17a-5(f)(4) to file a notice reporting a replacement of accountants with the SEC's principal office in Washington, DC, the regional or district office of the SEC for the region or district in which its principal place of business is located, and the principal office of the designated examining authority for such broker or dealer, not more than 15 business days after:

(i) The broker or dealer has notified the accountant whose opinion covered the most recent financial statements filed that its services will not be utilized in future engagements; or

(ii) The broker or dealer has notified an accountant who was engaged to give an opinion covering the financial statements to be filed that the engagement has been terminated; or

(iii) An accountant has notified the broker or dealer that it would not continue under an engagement to give an opinion covering the financial statements to be filed; or

(iv) A new accountant has been engaged to give an opinion covering the financial statements to be filed without any notice of termination having been given to or by the previously engaged accountant.

The notice from the broker or dealer shall state (A) the date of notification of the termination of the engagement or engagement of the new accountant as applicable and (B) the details of any problems existing during the 24 months (or the period of the engagement
, if less) preceding such termination or new engagement relating to any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or compliance with applicable rules of the SEC, which problems, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to them in connection with his report on the subject matter of the problems. The problems required to be reported in response to the preceding sentence include both those resolved to the former accountant's satisfaction and those not resolved to the former accountant's satisfaction. Problems contemplated by this requirement are those which occur at the decision making level, i.e., between principal financial officers of the broker or dealer and personnel of the accounting firm responsible for rendering its report.
 The notice shall also state whether the accountant's report on the financial statements for any of the past two years contained an adverse opinion or a disclaimer of opinion or was qualified [or modified] as to uncertainties, audit scope, or accounting principles, and describe the nature of each such adverse opinion, disclaimer of opinion, or qualification [or modification].

The broker or dealer shall also request the former accountant to furnish the broker or dealer with a letter addressed to the SEC stating whether it agrees with the statements contained in the notice of the broker or dealer and, if not, stating the respects in which it does not agree.
  A manually signed copy of the accountant's letter will be filed by the former client with its notice.

The forms of letter to be used are available from the Capital Markets industry group, and will be posted to PwC US Template Manager in the future.

If the broker or dealer is a public company, the provisions above under "National SEC Services Concurrence" are applicable. In addition, the accountant's letter to accompany the Rule 17a-5(f)(4)
 notice should be submitted to the designated SEC Services Partner. All Form 8-K and Rule 17a-5(f)(4) letters for public brokers or dealers must be approved by a designated SEC Services Partner before a draft is released to the former client or its counsel.

Rule 17a-5(f)(4) letters relating to brokers and dealers registered only because of Section 15(a) of the Securities Exchange Act of 1934 only need to approved by a designated SEC Services Partner if either the former client or we are contemplating reporting a "problem" pursuant to the Rule. The same information listed above under "National SEC Services Concurrence" should be supplied to the designated SEC
Services Partner. If the Rule 17a-5(f)(4) does not refer to any problems, and we agree with the former client's statements, no review of the letter is required.


FRISK

When a client relationship is terminated, the engagement leader should ensure that FRISK is updated appropriately. The "Mark Not Obtained/Lost" button should be engaged on the Entity Information document. This will add a Not Obtained/Lost Entity section to the bottom of the document. The team manager or anyone on the team with editor access will be able to complete the details (e.g., reasons for the loss). Upon completion, the documents associated with this client will be removed from the active views and will only be accessible to those who have administration access to the database.


Independence Notification

When an audit client relationship is ended, there may no longer be a need for the Firm to remain independent of the entity.
 Independence is not required to reissue (or consent to the use of) previously issued audit reports. However, independence may continue to be required if the firm audits an investor, investee, joint venture or co-venturer of the former client. The National Independence function should be notified that the entity could be removed from the
 Independence list. The notification should include all related entities that have previously been reported for inclusion on the list.


QUESTIONS

Questions on this communication should be directed to Jim Gerson
 (973-236-7247), Norm Walker (203-316-5749), Jim Alfano (973-236-7224)
, or Jay Brodish (973-236-7230) in National R&Q. Questions relating to the SECPS-required notification letter and Form 8-K reporting should be directed to an SEC Services consultant.